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                                                                    Exhibit 99.1

                                            FOR IMMEDIATE RELEASE

For further information contact:
William B. Ruger, Jr.        603-863-3300
Erle G. Blanchard            603-863-3300
Stephen L. Sanetti           203-259-7843
Thomas A. Dineen             203-259-7843

                      STURM, RUGER & COMPANY, INC. REPORTS

                             FIRST QUARTER EARNINGS

      SOUTHPORT, CONNECTICUT, April 22, 2003--Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported first quarter 2003 net sales of $41.1 million compared to $48.4 million in the first quarter of 2002, and net income of $4.5 million or $0.17 per share compared to $4.5 million or $0.17 per share in the first quarter of 2002.

            Chairman William B. Ruger, Jr. commented on the firearms results, "Soft demand for firearms and the nation's weak economic conditions led to a 13% decrease in unit shipments in the quarter. Demand for all four major product categories suffered. However, bolt action and lever action rifles both experienced significant sales growth due to the continuing popularity of the .17 HMR caliber models introduced in 2002. Although demand remains strong for our other new products, including Ruger Target Grey All-Weather Over and Under Shotguns, Ruger Bearcats in both stainless and blued, Ruger Single Action Hunter revolvers, and the 50th Anniversary Ruger

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Sturm, Ruger Earnings page 2

New Model Single-Six, this did not offset the reduction in shipments of other models." The Company recently announced a consumer-driven sales incentive program for its centerfire pistols purchased from May 1, 2003 through September 30, 2003.

      Mr. Ruger reiterated the Company's commitment to firearms innovation, "Firearms innovation has been and will continue to be a pillar of success for this Company. In order to increase the number of new firearms innovations each year and shorten their "time to market", the Company is strengthening its engineering and design staff. This will serve as a catalyst in the Company's return to the firearms sales levels it enjoyed in 1999 and 2000."

      Mr. Ruger remarked on the investment castings business, "Although our castings sales decreased 19% from the prior year, I am encouraged by the significant improvement in the profit margins of this segment from the first quarter of 2002. While we continue to evaluate areas of potential growth for castings, we must remain prudent in managing the costs of this segment. It is further of note that for the corporation, both gross operating and net income profit percentages increased substantially on reduced sales."

      On March 7, 2003, after two years of extensive pretrial discovery, lawsuits filed by nine California cities and three counties against the Company and many other manufacturers of firearms were dismissed. Senior Executive Vice President and General Counsel Stephen Sanetti remarked on this significant event, "This confirms what has been occurring all across the nation. Congress and the states have enacted comprehensive regulations concerning the lawful commerce and sale of firearms, and firearms manufacturers' strict compliance with these many laws in no way is the cause of armed criminals misusing illegally acquired firearms in the cities. Federal and state law

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Sturm, Ruger Earnings page 3

enforcement officials agree that firearms manufacturers should continue to cooperate with them, but should not undercut law enforcement efforts by attempting to act as private police, as plaintiffs would have us do."

      Commenting on recently published National Safety Council statistics which noted that accidental firearms fatalities declined 44% during the 1990's, Mr. Sanetti expressed his satisfaction, "The Company can be proud of the part we have played in this most gratifying situation. The many safety programs we and others in the industry have voluntarily undertaken, together with the decades-long efforts of other firearms safety and hunter safety organizations, show what dramatic improvements can be accomplished without bureaucratically-mandated programs. Accidental injury claims involving the Company's products have declined at an even greater rate, and we now have just four such open lawsuits."

      On March 19, 2003, the Company achieved a milestone with the introduction of its new state-of-the-art website at www.ruger.com. The launching of this website has met with overwhelming response, experiencing approximately 7,000 visits a day. The Company's loyal customers and investors who visit the site will continue to benefit from the wealth of current Company, product, and safety information available in a user-friendly format.

      Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

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Sturm, Ruger Earnings page 4


      The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

Attachments (2 pages)                                                     (MORE)


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                          STURM, RUGER & COMPANY, INC.
             Condensed Consolidated Statements of Income (unaudited)
                    (in thousands, except per share amounts)
================================================================================

                                                           Three Months Ended
                                                                March 31,
                                             2003            %            2002           %
                                            ------------------------------------------------
Firearms sales                              $36,483         88.7        $42,729         88.2
Castings sales                                4,649         11.3          5,711         11.8
                                            -------        -----        -------        -----
     Net sales                               41,132        100.0         48,440        100.0
Cost of products sold                        28,695         69.8         36,160         74.6
                                            -------        -----        -------        -----
     Gross profit                            12,437         30.2         12,280         25.4
Expenses:
     Selling                                  3,897          9.5          3,532          7.4
     General and administrative               1,375          3.3          1,713          3.5
                                            -------        -----        -------        -----
                                              5,272         12.8          5,245         10.9
                                            -------        -----        -------        -----
             Operating income                 7,165         17.4          7,035         14.5
Other income-net                                392          1.0            419          0.9
                                            -------        -----        -------        -----
     Income before income taxes               7,557         18.4          7,454         15.4
Income taxes                                  3,030          7.4          2,922          6.0
                                            -------        -----        -------        -----
     Net Income                             $ 4,527         11.0        $ 4,532          9.4
                                            =======        =====        =======        =====
Basic and diluted earnings per share
     Basic                                  $  0.17                     $  0.17
     Diluted                                $  0.17                     $  0.17
Cash dividends per share                    $  0.20                     $  0.20
Average shares outstanding
     Basic                                   26,911                      26,911
     Diluted                                 26,911                      26,997


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                          STURM, RUGER & COMPANY, INC.
                Condensed Consolidated Balance Sheet (unaudited)
                                 (in thousands)
================================================================================

                                            March 31,
                                               2003
                                            ---------
Assets

Cash and cash equivalents                   $   3,061
Short-term investments                         51,400
Trade receivables, net                         14,302
Inventories                                    51,940
Deferred income taxes                           7,046
Prepaid expenses and other assets               1,361
                                            ---------
           Total current assets               129,110
Property, plant and equipment                 155,098
           Less depreciation                 (126,025)
                                            ---------
                                               29,073
Deferred income taxes                           8,956
Other assets                                   14,612
                                            ---------
Total                                       $ 181,751
                                            =========
Liabilities and Stockholders' Equity
Trade accounts payable and
           accrued expenses                 $   5,388
Product liability                               4,000
Employee compensation                           6,954
Workers' compensation                           4,801
Income taxes                                      858
                                            ---------
           Total current liabilities           22,001
Accrued pension liability                       6,712
Deferred income taxes                           5,887
Product liability accrual                       4,642
Stockholders' equity                          142,509
                                            ---------
Total                                       $ 181,751
                                            =========


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